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                                                                 Exhibit 10-15.5

                              AMENDED AND RESTATED
                        SPLIT DOLLAR INSURANCE AGREEMENT
                         -------------------------------

                  THIS AMENDED AND RESTATED SPLIT DOLLAR INSURANCE AGREEMENT is made and entered into this 31st day of July, 1998, by and between DEB SHOPS, INC. (the "Assignee"), and BARRY H. FRANK and ROBERT SHEIN, Trustees under the Weiner Family Irrevocable Insurance Trust dated October 27, 1986 (the "Owner").

                             W I T N E S S E T H:


                  WHEREAS, the parties entered into a certain Split Dollar Insurance Agreement dated July 31, 1987 (the "Old Agreement") with respect to a policy of life insurance in the face amount of Twenty Million Dollars ($20,000,000.00), policy number 3,779,931-9 (the "Policy") issued by
Manufacturer's Life Insurance Company (the "Insurer"); and

                  WHEREAS, a dispute has arisen between the Insurer, the Owner, and the Assignee regarding the payment of additional premiums to the Insurer under the Policy; and

                  WHEREAS, the dispute has been settled by the Insurer reducing the face value of the Policy from Twenty Million Dollars ($20,000,000.00) to Fifteen Million Dollars ($15,000,000.00) and adjusting the illustrated policy values and eliminating any remaining indebtedness on the Policy, effective February 1, 1996; and

                  WHEREAS, the Assignee in consideration for the Insurer eliminating any indebtedness on the Policy and reducing the premium obligation to maintain the Policy in force, will agree to pay any additional premiums on the Policy if they become due; and

                  WHEREAS, the Owner has agreed to the reduction in the face value of the Policy from Twenty Million Dollars ($20,000,000.00) to Fifteen Million Dollars ($15,000,000.00); and




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                  WHEREAS, this Amended and Restated Split Dollar Insurance
Agreement ("Agreement") is intended to replace and supersede the Old Agreement.

                  NOW, THEREFORE, the Assignee, Owner, and Warren Weiner and Penny Weiner (the "Insured") agree to completely amend and restate the Agreement as hereinafter set forth:

                  1. The life insurance policy with which this Agreement deals is the Policy issued by Manufacturer's Life Insurance Company on the life of the last to die of the Insured.

                  2. The Owner, or its transferee, shall be the owner of the Policy, and may exercise all ownership rights inuring to the owner under the terms of the Policy, except as specifically provided in this Agreement.

                     (a) Notwithstanding any other provision of this Agreement and notwithstanding any assignment executed by the Owner or its transferee in connection with this Agreement, it is the express intention of the Owner and the Assignee to reserve to the Owner (i) the right to transfer its interest in the Policy, (ii) the right to change the beneficiary of that portion of the proceeds to which it is entitled under paragraph 7, and (iii) the right to exercise settlement options.

                     (b) The rights in the Policy granted to the Assignee are limited solely to its security interest in a portion of the cash surrender value and a portion of the death benefit as defined and limited by this Agreement.

                     (c) Policy loans may only be made to pay Policy premiums.

                  3. Effective on the execution of this Agreement, the Assignee hereby agrees to pay a one-time, lump sum premium to the Insurer in the amount of One Hundred Forty-Seven


                                       (2)

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Thousand Four Hundred Twenty-Three Dollars ($147,423.00). In addition, the
Assignee hereby agrees to pay future premiums, if any, net of any dividends on the Policy and/or from the surrender of paid-up additions to the Policy. The Insured, Warren Weiner, an employee of Assignee, shall include in income each year for federal income tax purposes, an amount equal to the value of the "economic benefit" of the life insurance protection enjoyed by the Insured as provided under applicable Internal Revenue Service Regulations and Revenue Rulings.

                  4. In consideration of the payment of the Policy premiums by Assignee, the Owner has assigned the Policy to the Assignee, which Assignment solely gives the Assignee the limited power to enforce its rights to be paid the amount provided in paragraph 4(b) from the cash surrender value or a portion of the death benefit, as defined and limited by the following terms. Such interest of the Assignee in the Policy shall be specifically limited to:

                     (a) the right to pledge or assign its interest in the Policy, subject to the terms of this Agreement and to any assignment executed in connection with this Agreement;

                     (b) the right to be paid its net premium outlay (i.e. cumulative gross premiums paid less payments made by Owner and less any Policy loan of the Assignee encumbering the Policy); payable upon (i) the surrender or cancellation of the Policy, as provided in paragraph 6; (ii) the death of the Insured, as provided in paragraph 7, or (iii) the termination of this Agreement, as provided in paragraph 8. In the event the cash surrender value is less than the net premiums paid, the Assignee's interest shall be limited to the cash surrender value.

                  5. Policy dividends shall be applied to the payment of the premiums, as premiums fall due.



                                       (3)

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                  6. In the event of the surrender or cancellation of the
Policy, the Assignee shall be entitled to receive a portion of the cash surrender value equal to the amount provided in paragraph 4(b). The balance of the cash surrender value, if any, shall be paid to the Owner.

                  7. Upon the death of the Insured, the Assignee shall be entitled to receive a portion of the death benefit equal to the amount provided in paragraph 4(b). The balance of the death benefit, if any, shall be paid directly to the Owner, in the manner and in the amount provided by the beneficiary designation provision endorsed on the Policy.

                  8. This Agreement may be terminated by the Owner as follows:

                     (a) If the Owner intends to terminate this Agreement, it should notify the Assignee in writing, not less than sixty (60) days prior to the effective date of such termination.

                     (b) The Owner shall reimburse the Assignee no later than the effective date of such termination in an amount equal to the net premium outlay as defined in Paragraph 4(b). Upon receipt of such payment, the Assignee shall execute an appropriate instrument to release the Collateral Assignment of the Policy.

                     (c) If the Owner fails to reimburse the Assignee within the time specified, the Owner shall execute any and all instruments that may be required to vest ownership of the Policy in the Assignee; provided the Assignee reimburses the Owner for the premium payments made by the Owner, if any.

                  9. This Agreement may be terminated by the Assignee as follows:

                     (a) If the Assignee intends to terminate this Agreement, it should notify the Owner in writing, not less than sixty (60) days prior to the effective date of such termination.

                     (b) Following receipt of notice from the Assignee, the Owner shall




                                       (4)




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reimburse the Assignee no later than the effective date of such termination in an amount equal to the net premium outlay as defined in Paragraph 4(b). Upon receipt of such payment, the Assignee shall execute an appropriate instrument to release the Collateral Assignment of the Policy.

                     (c) In the event the Assignee shall fail to pay any Policy premium as required under Paragraph 3, the Owner shall have the option to pay the premium and keep the Policy in force and shall have the right to recoup the premium from the Assignee. In the alternative, the Owner shall have the right to deem the Assignee's failure to pay the premium as a notice of termination. The Owner shall advise the Assignee in writing of its determination and the sixty
(60) days notice of termination shall be effective on the date such notice is sent to Assignee.

                     (d) If the Owner fails to reimburse the Assignee within sixty (60) days of the date of termination, the Owner shall execute any and all instruments required to vest ownership of the Policy in the Assignee; provided that the Assignee shall reimburse the Owner for the premium payments made by the Assignee, if any.

                     (e) On receipt of the notice of termination from the Assignee, the Owner shall reimburse the Assignee in the amount equal to the net premium outlay as defined in Paragraph 4(b). Upon receipt of such payment, the Assignee shall execute an appropriate instrument of release of the Collateral Assignment of the Policy.

                  10. Notwithstanding anything to the contrary in Paragraph 9 above,

                     (a) The Owner shall have the right to repay the Assignee its net premium outlay (i.e. cumulative gross premiums paid less payments made by Owner, less any Policy loan




                                       (5)




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of the Assignee encumbering the Policy) in six (6) equal annual installments, due on the first and each succeeding anniversary of the termination of the Policy. The Owner shall also pay interest on the unpaid portion of the net premium outlay at the applicable federal rate of interest in effect at the time of termination. The Owner shall have a right to prepay all or any portion of the net premium outlay at any time in its sole discretion. In the event Owner defaults for more than ten (10) days after notice in the payment of any installment, the entire net premium outlay shall become immediately due and payable. The Policy of insurance shall remain as collateral until the Owner has paid the Assignee in full.

                     (b) The provisions of Paragraph 10(a) notwithstanding, in the event the Policy is terminated by the Assignee (i) as a result of a sale of more than fifty (50%) percent of the stock of the Corporation or substantially all of the assets of the Corporation and at least fifty (50%) percent of the consideration for such sale is in cash, or (ii) in the event that the Assignee's available cash and cash equivalents are less than Fifteen Million Dollars ($15,000,000), then the net premium outlay shall be paid by the Owner to the Assignee on the termination of this Agreement and the Assignee shall release the Collateral Assignment of the Policy.

                  11. In the event the Owner transfers all of its interest in the Policy, then all of Owner's interest in the Policy and in this Agreement shall be vested in such transferee, and such transferee shall be substituted as a party hereunder, and the Owner shall have no further interest in the Policy.

                  12. Except as may otherwise be provided by paragraph 8, this Agreement may not be canceled, amended, altered or modified, except by a written instrument signed by all of the parties hereto.


                                       (6)



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                  13. All notices or other instruments or communications shall be in writing and shall be deemed delivered (and signed receipt obtained therefor) or sent by postage prepaid, actually delivered by Federal Express or a comparable private courier service, actually delivered by telecopier or similar "FAX" equipment. Any notice shall be effective on the date on which it was delivered or on the date actually delivered by other means. Each party may, by notice to the other parties specify any other address for the receipt of such instruments or communications.

                  14. This Agreement shall bind Owner, Assignee and their successors and assignees, and any Policy beneficiaries. Owner and Assignee intend to be legally bound hereby.

                  15. This Amended and Restated Split Dollar Agreement, and the rights of the parties hereunder, shall be governed by and construed pursuant to the laws of the Commonwealth of Pennsylvania.

                  16. This Agreement and the Collateral Assignment contain the entire understanding among the parties hereto and supersedes any prior agreements.

                                            Assignee:



ATTEST:                                     DEB SHOPS, INC.


/s/ Warren Weiner                               /s/ Marvin Rounick
___________________________                 By: ________________________________
Warren Weiner, Secretary                        Marvin Rounick, President

                                            Owner:


INSURED:                                    WEINER FAMILY IRREVOCABLE
                                            INSURANCE TRUST

/s/ Warren Weiner                           /s/ Barry H. Frank
___________________________                 ____________________________________
Warren Weiner                               Barry H. Frank, Trustee



/s/ Penny Weiner                            /s/ Robert Shein
___________________________                 ____________________________________
Penny Weiner                                Robert Shein, Trustee






                                  (7)